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                                                                 Exhibit 10.19


                         FRAME MANUFACTURING AGREEMENT

                                    BETWEEN

                               ALCATEL BELL N.V.

                                      AND

                              M.C.M.S. BELGIUM S.A.

                            Dated November 18, 1997

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                          FRAME MANUFACTURING AGREEMENT

This Frame Manufacturing Agreement (the "Frame Agreement") is dated as of November 18, 1997 by and between MCMS Belgium s.a., a Belgian corporation ("MCMS") and Alcatel Bell s.a., a Belgian corporation ("Alcatel Bell").

WHEREAS MCMS is in the business of providing manufacturing services that include the custom manufacture of electronic board and system level products (the "Products") and related services;

WHEREAS the parties desire to establish the terms and conditions that will apply to purchase by any Alcatel Company (as defined hereafter) of any Product manufactured by MCMS.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the receipt and adequacy of which are hereby acknowledged,

THE PARTIES AGREE AS FOLLOWS:

1. Definitions

1.1 Alcatel Company:   any company directly or indirectly controlled by Alcatel
                       Alsthom s.a., which shall enter into a Manufacturing
                       Services Agreement with MCMS, whereby "control" means the ownership of no less than 50% of the shares entitled to vote for the election of the directors (or any management body comparable to a board of directors).

1.2 Downside:          the authorized percentage reduction (set forth below in
                       article 9 hereafter) in the quantity of Products ordered by the Customer compared to any forecast;

1.3 Effective Date:    the Effective Date of this Agreement is the Closing Date
                       as defined in the Asset Sale and Purchase Agreement entered into on November 4, 1997 between the parties hereto.

1.4 Modified Turnkey Materials Arrangement: the arrangement applicable during the period referred in article 3 hereafter, whereby the Customer shall sell to MCMS, CIF MCMS' site in Belgium, all materials necessary to manufacture Products pursuant to the 200,000 hours commitment stated in article 2 hereafter on a strictly cost basis, which materials shall be resold to the Customer at such cost as part of the overall Product being manufactured by MCMS.

1.5 Release:           the Customer order to MCMS, whether by written or
                       electronic means, for committed delivery dates and quantities of Product(s), at agreed upon prices, for a specified period of time;

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1.6 Upside:            The percentage increase (set forth below in article 9)
                       in the quantity of Product(s) that the Customer may purchase in excess volumes in any forecast.

2. Quantities and Products

Alcatel Bell will cause Alcatel Companies to place with MCMS orders representing a work volume of no less than 100,000 hours during the first 12 months from the Effective Date of this Agreement, 65,000 hours during the period from 13 through 24 months after the Effective Date of this Agreement and 35,000 hours during the period from 25 through 36 months after the Effective Date of this Agreement.

In case Alcatel Bell would not, during any year of the Term of this Agreement (as defined in article 19) order the minimum volume as set forth above, the parties will jointly examine the possibility to transfer the missing volume (expressed in hours) to the next year. The hours which can not be transferred will be invoiced to Alcatel Bell.

3. Manufacturing Services Agreement

Alcatel Bell will cause Alcatel Companies to enter into individual Manufacturing Services Agreement with MCMS.

Each of the Manufacturing Services Agreement will set forth the Products to be manufactured initially by MCMS, which Products may be added to or changed from time to time by mutual agreement of the parties.

4. Modified Turnkey Materials Arrangement

Starting from the Effective Date of this Agreement, the Alcatel Companies shall sell to MCMS all materials necessary to manufacture Products pursuant to the aggregate 200,000 hours commitment stated in article 2 above on a strictly cost basis, which materials shall be resold to the Alcatel Companies at such cost as part of the overall Product being manufactured by MCMS.

Alcatel Companies may consign materials to MCMS as mutually agreed to. All such consigned materials will be delivered to MCMS in sufficient time and quantities, taking into account attrition levels set forth in the Manufacturing Services Agreements, to allow MCMS to meet scheduled delivery dates for the applicable Products.

Components and materials consigned to MCMS will be duly insured by the latter against any kind of damage while in its custody.

Notwithstanding the foregoing, the parties acknowledge that they will as soon as possible establish a Turnkey Arrangement, as set forth in article 5 hereafter.

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5. Turnkey Arrangement

Notwithstanding the provisions of article 4, MCMS and any Alcatel Company may elect any time to establish a turnkey arrangement, at which point the pricing as established in the corresponding Manufacturing Services Agreement shall be modified to the mutual agreement and benefit of each of the parties.

6. Pricing

Pricing for the Products shall be agreed to and paid in Belgian Francs for delivery ex-works by MCMS.

The initial price per hour during the period from the Effective Date hereof through six months thereafter for the minimum commitments referred to in article 2, shall be set forth in each Manufacturing Services Agreement.

In case however such initial price would be less than BEF 2,016 (two thousands and sixteen Belgian Francs) per hour, then Alcatel Bell shall compensate MCMS for the difference within the limits of the commitments set forth in article 2. Such compensation shall be paid monthly within 30 days of submission by MCMS of the supporting documents and invoice.

Every six months, such price of BEF 2,016 (or any price resulting from revision thereof) will be reviewed in order to take into account the actual costs directly imputable to the Alcatel Companies' orders, whereby MCMS' fixed assets depreciation will be accounted for in proportion to such Alcatel Companies' orders in the total turnover of MCMS.

In case of Turnkey Arrangement, the resulting additional operational profit will be shared between MCMS and Alcatel Bell on a 50/50 basis.

7. Forecasts

Each Alcatel Company shall provide MCMS with a monthly rolling forecast ("Forecast") detailing such Alcatel Company's anticipated Product requirements for the ensuing six month period.

8. Releases

The Customer will submit to MCMS (by letter, fax or electronic mail), Releases including following information:

      - Release order and issuing date

      - Product part number and price

      - Delivery date and quantity

MCMS will accept all Releases issued within the limits of flexibility set forth in article 9 hereafter and will make all reasonable efforts to meet the upside requests exceeding such limits

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9. Products Testing and Debug

Included as part of its standard assembly services, MCMS provides ICT and FCT testing. The test times and costs are based on the scope of work and complexity of the Product(s). MCMS establishes an upper limit on the test and debug time of individual board level Product(s) at four (4) hours. MCMS will provide the Alcatel Companies with a list of defects found within 72 hours after the discovery thereof. The disposition of Product(s) will be determined mutually by MCMS and each Alcatel Company. My additional debug and rework performed by MCMS will be done on a time and materials basis.

10. Payment Terms

Each Alcatel Company shall pay MCMS invoices within thirty days end of the month of the date of invoice.

Invoices issued by any Alcatel Company for materials and components will be payable within thirty days end of the month of the date of invoice. MCMS and every Alcatel Company will however agree upon an invoicing procedure so as to compensate the respective invoices and avoid any cash advance by MCMS.

11. Delivery conditions

All materials sold to MCMS by any Alcatel Company as provided for in article 4 will be delivered CIF MCMS' premises in Belgium.

All Products sold by MCMS to any Alcatel Company shall be delivered F.O.B. MCMS' dock in Belgium.

12. Cancellations

In the event that any Alcatel Company wishes to cancel Product(s) ordered by Release pursuant to this Agreement, such Alcatel Company shall be liable to MCMS for the following:

12.1 Payment for all Product(s) delivered to such Alcatel Company and in transit, plus Product(s) in MCMS' finished goods inventory prior to, and including, the effective date of cancellation, at the unit prices applicable to such Product(s) as set forth in applicable Releases.

12.2 Payment for all "work-in-process" as of the effective date of cancellation based upon the percentage of completion, as determined by MCMS, multiplied by the applicable unit price of the Product(s). Such Alcatel Company may request MCMS to complete and deliver all work-in-process inventory at the unit prices set forth in applicable Releases.

12.3 Payment for the price difference between purchasing cost plus burden (if any) and reselling cost of material inventory in MCMS facilities in support of such Alcatel Company's Releases

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12.4  Payment for the cost plus burden associated with material inventory in
      MCMS facilities and on order which cannot be cancelled or returned, provided that such inventory is in support of such Alcatel Company's Releases.

12.5 Payment of any restocking charges, cancellation charges and other charges incurred by MCMS with suppliers for all components and materials ordered for the manufacture of Product(s) in accordance with such Alcatel Company's Releases plus a five percent (5%) handling fee calculated on the purchase price of the corresponding components and materials.

MCMS shall use reasonable efforts to minimize cancellation charges by returning inventory and material for credit, cancelling material on order and applying material to other MCMS business requirements (when possible, at the sole discretion of MCMS), by reselling inventory and minimizing all work-in-process and finished goods to support the final production schedule. Upon payment of the cancellation charges relating thereto, all finished goods inventory of Product(s), work-in-process, and non-returnable/non-cancellable components at MCMS or on order shall be delivered, at Customer's expense and on its request, to Customer, F.O.B. MCMS.

13. Warranty

MCMS warrants for a period of one (1) year from the date of shipment of the Product(s) that (i) the Product(s) will conform to the specifications applicable to such Product(s) at the time of its manufacture which an furnished in writing by Alcatel Company and accepted by MCMS; and (ii) such Product(s) will be of good material and workmanship and free from defects for which MCMS is responsible. In the event that any Product(s) manufactured is not in conformity with the foregoing warranties MCMS shall, subject to parties' mutual agreement, either (i) credit Alcatel Company for any such non-conformity the purchase price paid by Alcatel Company for such Product(s), or (ii) at MCMS's expense, replace, repair or correct such non-conforming Product(s); provided that, if such Product(s) is not repaired, replaced or corrected within thirty (30) days after MCMS is notified of any non-conformity, MCMS shall credit Alcatel Company the purchase price paid by Alcatel Company for such non-conforming Product(s).

THE FOREGOING CONSTITUTES ALCATEL COMPANY'S SOLE REMEDIES AGAINST MCMS FOR BREACH OF WARRANTY CLAIMS. EXCEPT AS PROVIDED IN THIS AGREEMENT, MCMS MAKES NO WARRANTIES WITH RESPECT TO THE PRODUCT(S), EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES RESPECTING NON INFRINGEMENT, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A COURSE OF DEALING, OR TRADE USAGE.

14. Indemnification

a) Each party agrees to indemnify, defend and hold harmless the other party, including its directors, officers and employees, from and against any and all claims, losses, demands, costs or liabilities, resulting from or in connection with such party's breach of this Agreement, negligence or misconduct.

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b)    Any Alcatel Company with which MCMS will enter into a Manufacturing
      Services Agreement will represent and warrant that the manufacture, use, delivery and sale of any Product(s) manufactured by MCMS for such Alcatel Company in execution of such Manufacturing Services Agreement will not infringe any patent, trademark or other intellectual property rights of any third party. Said Alcatel Company shall agree to defend at its expense, hold harmless and indemnify MCMS, including its officers, directors, and employees, from and against any judgements, liabilities, expenses, or costs arising from any claim or action asserting that MCMS' manufacture, use or sale of any Product(s) or part thereof infringes, directly or indirectly, any intellectual property right, including, without limitation, parent, trademark, copyright, trade secret, or other proprietary right of any third party, foreign or domestic.

c) An indemnified party pursuant to article 11 shall notify the indemnifying party promptly upon receiving or learning of any claim or action pursuant to which indemnity will be sought and shall provide reasonable assistance to the indemnifying party in the defense of any such action. This article 11 shall survive the termination of this Agreement.

15. Proprietary Rights

The manufacture of the Products for any Alcatel Company in execution of a Manufacturing Services Agreement will not convey to such Alcatel Company any rights of license, express or implied, or by estoppel or otherwise, under any patent copyright or maskwork of MCMS or its affiliates. MCMS expressly reserves all rights under such patents, copyrights or maskworks.

All patents, copyright or other intellectual property rights relating to the Products will remain property of the Alcatel Company having ordered such Product in the frame of a Manufacturing Services Agreement and such agreement will not convey to MCMS any right of license except for the execution of such agreement.

16. Assignment

Neither party may assign this Agreement, or any portion thereof, without the prior written consent of the other party, provided however that Alcatel Bell will be entitled to assign this Agreement to any Alcatel Company.

17.Entire Agreement

This document is the entire understanding between MCMS and Alcatel Bell with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, dealings and negotiations. No modification, alteration or amendment shall be effective unless made in writing and signed by duly authorized representatives of both parties.

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18. Limitation of Liability

IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS, LOSS OF USE, OR ANY SPECIAL INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OF ANY KIND, WHETHER OR NOT SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

19. Term and Termination

This Agreement shall remain in effect for a period of three (3) years from the Effective Dare hereof. Notwithstanding the foregoing, either party may terminate this Agreement at any time in the event that the other party (i) fails to cure a material default under this Agreement within thirty (30) days after receiving written notice thereof or (ii) becomes insolvent, files or has filed against it a petition in bankruptcy, or generally becomes unable to pay its debts as they become due.

20. Force Majeure

Except with respect to Alcatel Bell's payment obligations hereunder, neither party shall be liable for their failure to perform under this Agreement due to reasons beyond their reasonable control, including, without limitation, fire, flood, acts of God, accident, riot, war, government intervention, strikes, labor difficulties, natural disasters or power outages.

21. Relationship of the Panic

Neither party is designated or appointed an agent or representative to the other party and no party will have any authority, either expressed or implied, to create or assume any agency or obligation on behalf of or in the name of the other party. The relationship of MCMS to Alcatel Bell is that of independent contractor, and neither party will have any responsibility for or obligations to the employees of the other.

22. Successors; Severability

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. If any provision of this Agreement is adjudged to be unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of this Agreement. Each provision of this Agreement is severable from every other provision and constitutes a separate, distinct and binding covenant.

23. Non-Waiver

Failure by either Party to exercise any right granted in this Agreement shall not be deemed a waiver of such right


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24. Governing law - Disputes

This Agreement shall be governed by the laws of Belgium and all disputes which can not be settled amicably will be deferred to the courts of Brussels.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MCMS S.A                                ALCATEL BELL N.V.

By: /s/ Robert F. SUBIA                 By: /s/ Julien DE WILDE
   -------------------------               -------------------------
   Name: Robert F. SUBIA                Name: Julien DE WILDE
   Title: President and CEO             Title: President and CEO